EXHIBIT 10.20
RENT-A-CENTER, INC.
FORM OF LONG-TERM INCENTIVE CASH AWARD
     THIS AGREEMENT, made as of the ___day of ___, ___, by and between Rent-A-Center, Inc. (the “Company”) and ___(the “Executive”), pursuant to the Rent-A-Center, Inc. 2006 Long-Term Incentive Plan (the “Plan”).
     1. Long-Term Incentive Cash Award. Subject to the vesting and other terms and conditions set forth in this Agreement and Exhibit A annexed hereto and made a part hereof, the Company hereby grants to the Executive a cash award of $___, of which $___will be subject to adjustment pursuant to Exhibit A (the “Award”).
     2. Provisions of the Plan Control. The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions of this Agreement. The Executive acknowledges receipt of a copy of the Plan prior to the execution of this Agreement.
     3. Vesting.
     (a) General. Subject to the further provisions of this Agreement and provided the Executive remains continuously employed by the Company or a subsidiary of the Company through the applicable anniversary dates or the end of the applicable performance period described in Exhibit A (the “Performance Period”), the Executive’s right to receive payment of the Award shall vest (if at all) with respect to:
     (i) one-eighth of the Award ($___) on each of the first four anniversaries of the date of this Agreement;
     (ii) one-quarter of the Award ($___) on the third anniversary of the date of this Agreement; and
     (iii) the balance of the Award ($___, subject to adjustment pursuant to Exhibit A) at the end of the Performance Period, subject to the attainment of the performance objectives specified in said Exhibit A.
     (b) Accelerated Vesting. If, before the applicable vesting date described in (a) above, the Executive’s employment with the Company and its subsidiaries is terminated due to the Executive’s death or “disability” (as defined below), or there occurs a “change in Company ownership” (as defined below), then the Executive’s right to receive payment of the Award (to the extent not previously vested) will become vested on the date of such termination of employment or immediately prior to the consummation of the change in Company ownership, as the case may be. Notwithstanding the preceding sentence, vesting will not accelerate by reason of a change in Company ownership unless the Executive remains in the continuous employ of the Company or a subsidiary until the consummation of the change in Company ownership or the Executive’s employment is terminated sooner by the Company or a subsidiary in contemplation of or in connection with such change in Company ownership.

     (c) Definitions. The term “disability” means the inability of Executive to substantially perform the customary duties and responsibilities of the Executive’s employment with the Company or an affiliate for a period of at least 120 consecutive days or 120 days in any 12-month period by reason of a physical or mental incapacity that is expected to result in death or last indefinitely, as determined by a duly licensed physician appointed by the Company. The term “change in Company ownership” means a transaction or series of transactions as a result of which there is a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning and for the purposes of Section 409A of the Internal Revenue Code of 1986 (it being intended that a “change in Company ownership” under this Agreement will be a permissible distribution event under said section 409A).
     4. Termination of Employment or Service. Upon the termination of the Executive’s employment or other service with the Company and its subsidiaries for any reason other than death or disability, the Executive’s right to receive payment of the Award, to the extent not previously vested or terminated, will thereupon terminate and be canceled.
     5. Restoration. The Executive has been provided and is privy to intellectual property, trade secrets, and other confidential information of the Company. For two years following the Executive’s termination of employment, the Executive has agreed not to engage in any activity or provide any services which are similar to or competitive with the Company’s business. For the same two year period, the Executive also agreed not to solicit or induce, or cause or permit others to solicit or induce, any employee to terminate their employment with the Company. These covenants are set forth and agreed to in the Loyalty and Confidentiality Agreement between the Executive and the Company (the “Loyalty Agreement”). The parties hereto understand and agree that the promises in this Agreement and those in the Loyalty Agreement, and not any employment of or services performed by the Executive in the course and scope of that employment, are the sole consideration for the Award. Further, it is agreed that should the Executive violate or be in breach of any restrictions set forth herein or in the Loyalty Agreement (which determination shall be made in the discretion of the Compensation Committee of the Company’s Board of Directors), (a) the Executive shall immediately repay to the Company, in a single cash lump sum, the amount of any Award received by the Executive hereunder and (b) the Executive shall have no right to receive, and shall not receive, any further Award hereunder, whether or not such Award has otherwise vested hereunder.
     6. Cash Settlement. The Award will be settled in cash if, as and when it becomes vested in accordance with the provisions hereof; provided, however, that any amount payable pursuant to Section 3(a)(iii) hereof shall be deferred if and to the extent necessary to (a) avoid a loss of deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, and/or (b) avoid the imposition of additional tax under Section 409A(a) of the Code.
     8. No Service Rights. Nothing contained in the Plan or this Agreement shall confer upon the Executive any right with respect to the continuation of the Executive’s employment or other service with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company at any time to terminate such relationship.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.
     10. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.
     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

RENT-A-CENTER, INC.

By:

Executive

Signature Page

EXHIBIT A
PERFORMANCE VESTING CONDITIONS
A-1